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                                                                    EXHIBIT 4.50

                                                                  [MARCONI LOGO]
CONFORMED COPY
                                                         MARCONI CORPORATION PLC
                                                              One Brutton Street
                                                                  London WIJ 6AQ

                                                   Telephone: +44(0)20 7493 8484
                                                        Fax: +44 (0)20 7493 1974
                                                       Web site: www.marconi.com

4 November 2002

To:      UBS AG
         100 Liverpool Street
         London EC2M 2RH

         Attention: Matthew Jolly, Executive Director
                    Duncan Rodgers, Executive Director

Copy to: UBS AG
         Bahnhofstrasse 45,
         Zurich CH-270.3004.646-4
         Switzerland

Dear Sirs

ISDA MASTER AGREEMENT DATED 3RD MARCH 1999 BETWEEN UBS AG AND MARCONI CORPORATION PLC AS AMENDED, TOGETHER WITH ALL SCHEDULES AND EXHIBITS THERETO AND ALL CONFIRMATIONS EXCHANGED PURSUANT TO TRANSACTIONS ENTERED INTO THEREUNDER (TOGETHER, THE "AGREEMENT")

We refer to the Agreement. In consideration for the mutual covenants set out below, and for such other valuable consideration receipt of which is hereby acknowledged, it is agreed as follows.

1.       INTERPRETATION

         Unless otherwise defined in this Letter, terms defined in the Agreement shall have the same meaning in this Letter.

2.       TERMINATION NOTICE

         (a) On 23rd October 2002, you issued a notice of an Event of Default under the Agreement ("TERMINATION NOTICE"). The Termination Notice alleged that an Event of Default had occurred under Section 5(a)(vii)(9) of the Agreement (the "EVENT") and purported to designate 24th October 2002 as the Early Termination Date in respect of all Transactions governed by the Agreement.

         (b) On 24th October 2002, you ISSUED a statement under Section 6(d) of the Agreement ("SECTION 6(d) STATEMENT") alleging that an amount of USD 31,598,367 was payable by us to you ("TERMINATION SUM").

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         (c)      By letter to you dated 28th October 2002, we refuted the
                  Termination Notice and disputed the occurrence of the Event. We continue to dispute that either the Termination Notice or
                  Section 6(d) Statement has been validly given and dispute that the Termination Sum is payable.

3.       WITHDRAWAL OF TERMINATION NOTICE

3.1      You hereby:

         (a)      unconditionally revoke and withdraw the Termination Notice and
                  Section 6(d) Statement;

         (b) acknowledge and agree that no Early Termination Date has occurred; and

         (c) acknowledge and agree that no Termination Sum is, or has been, payable by us.

3.2 We hereby waive all claims, rights and actions that we may have against you as a result of the issue of the Termination Notice and Section 6(d) Statement.

4.       TRUE-UP PAYMENT

4.1 A periodic contractual payment under the Agreement of USD4,920,486.11 for the period from 3rd May 2002 to 4th November 2002 (the "CONTRACTUAL PAYMENT") is due to be made by us to you on 4th November 2002.

4.2 We undertake, by 5pm London time on 4th November 2002 (the "PAYMENT TIME"), to pay an amount of USD 4,388,542.00 to you in payment of a pro-rata portion of the Contractual Payment for the period from 3rd May 2002 to 15th October 2002 (the "TRUE-UP PAYMENT"). The True-up Payment shall be made to account number 101-WA-140007-000 with UBS AG, Stamford in favour of UBS AG, London Branch.

4.3 Upon payment of the True-up Payment in accordance with paragraph 4.2 above, a grace period for payment shall apply to any other portion of the Contractual Payment which remains unpaid at the Payment Time (the "UNPAID PORTION"), such grace period to expire on the receipt by us of a written demand from you for payment of the Unpaid Portion ("DEMAND").

4.4      You will not make any Demand under paragraph 4.3 until the earlier of:

         (a) the date on which HSBC Investment Bank plc (as agent under our E6 billion syndicated credit facility dated 25th March 1998) (the "AGENT") serves notice of acceleration pursuant to the terms of the letter dated 22 March 2002 from us and Marconi plc to the Agent;

         (b) the date on which (i) a resolution is passed at a meeting of the members of Marconi Corporation plc for (or to petition for) our winding up, or (ii) we present any petition for our winding up or administration, or (iii) an order for our winding up or administration is made, or (iv) analogous procedures occur in relation to us in any other country (including without limitation any moratorium or suspension of payment proceedings and any voluntary or involuntary proceedings under the United States Bankruptcy Code);

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         (c)      the date on which any scheme of arrangement in respect of us is not approved by the relevant class of creditors at the relevant meeting of creditors and/or such scheme is not sanctioned at the relevant court hearing; or

         (d)      25th March 2003 or such other date as we may agree in writing.

5.       SEVERABILITY OF PROVISIONS

         If any provision of this Letter is prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provisions in any other jurisdiction.

6.       GOVERNING LAW

         This Letter shall be governed by and construed in accordance with the laws of England. Each party to this Letter agrees that the Courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Letter.

7.       COUNTERPARTS

         This Letter may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Please confirm your agreement to the terms of this Letter by signing below.

Yours faithfully

MARY SKELLY (signed)

For and on behalf of
MARCONI CORPORATION PLC

We hereby agree to the above.

MATTHEW JOLLY (signed)                      DUNCAN RODGERS (signed)
Matthew Jolly                               Duncan Rodgers
Executive Director                          Executive Director
For and on behalf of
UBS AG